Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated September 10, 2020, relating to the consolidated financial statements of Evolution Petroleum Corporation, appearing in the Annual Report (Form 10-K) for the year ended June 30, 2020.

/s/ Moss Adams  LLP

Moss Adams  LLP
Houston, Texas

December 9, 2020